Exhibit 10.19

CONSULTING AGREEMENT

THIS AGREEMENT made as of the 17th day of May, 2024 with an effective date of 1st day of July, 2024 (the “Effective Date”).

BETWEEN:

InMed Pharmaceuticals Inc., a corporation registered in the Province of British Columbia and having its principal place of business at 310-815 W. Hastings St., Vancouver, BC, V6C 1B4,

(the “Company”)

AND:	ALEXANDRA D. J. MANCINI, d.b.a TRUE NORTH SYNERGY INC, a corporation registered in the Province of British Columbia and having its principal place of business at [* * * * *]

(the “Consultant”)

(each a “Party” and together, the “Parties”)

WHEREAS

A. The Company is a clinical stage pharmaceutical company that specializes in the research and development of novel, cannabinoid-based drug candidates and wishes to retain the consulting services of the Consultant;

B. The Consultant has relevant experience in matters related to drug development, clinical trials and regulatory affairs; and

C. The Company wishes to retain the Consultant and the Consultant wishes to be retained to provide consulting advice to the Company with respect to the advancement of its Business and other related matters on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the premises and mutual covenants and agreements hereinafter contained, the Company and the Consultant agree as follows:

Section 1 - Interpretation

1.1	In and for the purposes of this Agreement, unless there is something in the subject matter or context inconsistent therewith, each of the following words, phrases and expressions will have the meanings ascribed to them below:

(a)	“Business” means all activities of the Company and its affiliates (as affiliate is defined in the Company Act (British Columbia));

(b)	“Company” includes any related or affiliated entity;

(c)	“Confidential Information” includes, but is not limited to, all information related to processes, formulae, research, development, financial and business information, trade secrets or other proprietary information in whatever form, concerning the past, present and planned future products, services, operations and marketing techniques and procedures of the Company, and further includes any information related to the past, present and prospective customers, suppliers, clients, distributors and employees of the Company, but does not include information which is in the public domain, without any fault or responsibility on the part of the Consultant.

(d)	“Effective Date” means 1 July 2024.

(e)	“Material” includes all documentation, work-in-progress, reports and other materials the Consultant produces in the course of providing the Services;

(f)	“Services” includes work related to various drug development, clinical and regulatory affairs, business development support related to INM-755and such further and other services as the Company may request of the Contractor from time to time and as agreed to between the parties ; and

(g)	“Term” means the time period from the date of this Agreement until this Agreement is terminated in accordance with Section 6.

1.2	For the purposes of this Agreement, the singular of any term includes the plural, and vice versa, the use of any term is generally applicable to either gender and, where applicable, to a corporation, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

Section 2- Engagement

2.1	This Agreement will commence on the Effective Date and will continue until such terminated in accordance with Section 6 of this Agreement (the “Term”).

Section 3 - Services

3.1	During the Term, the Consultant will provide the Services to the Company on a part-time basis, at times mutually compatible with the Parties’ schedules.

3.2	The Consultant will spend the hours necessary to competently, effectively and efficiently perform the Services.

3.3	The Consultant will determine the manner and procedure of the performance of the Services, subject to the deadlines, time requirements and other reasonable requirements of the Company.

3.4	The Consultant will perform the Services in a competent and professional manner and fully in accordance with all policies of the Company and all applicable laws and regulations.

3.5	The Consultant will not subcontract out any portion of the Services and will perform the Services personally unless otherwise agreed to by the Parties.

Section 4 - Compensation

4.1	Consulting Fees. During the Term, the Company will pay the Consultant USD $[* * * *] per hour.

If the Company requires the Consultant to travel long distances on behalf of the Company, as determined by the Company in the Company’s sole discretion, the travel time (e.g., on airplane) will be paid at the full rate for time spent providing the Services and at a reduced rate of USD $[* * *] per hour otherwise.

The Consultant will submit an invoice to the Company, reflecting the Services provided during the previous month, on or before the 5th day of each month. The Invoice will provide a detailed breakdown of the Services provided, including, without limitation, the number of hours spent by the Consultant in providing the Services.

4.2	Expenses. Subject to the following provisions:

(a)	Compliance with Company Policies. Subject to compliance by the Consultant with the Company’s expense and travel policies as may be in effect from time to time; and

(b)	Expense Reports. Provided that the Consultant provides the Company with written expense accounts including receipts the Company shall reimburse the Consultant for all reasonable pre-approved expenses incurred in the performance of this Agreement, if any.

Section 5 – Debarment

5.1	The Consultant certifies that she is not under investigation by the United States Food and Drug Administration (the “FDA”) for debarment action and has not been debarred under and that she will not use in any capacity the services of any person or entity that is under investigation for debarment action under the Generic Drug Enforcement Act of 1992 (21 U.S.C. 301 et seq.) or has been so debarred, or who is otherwise restricted or disqualified from performing services relating to clinical trials, to perform any Services under this Agreement. If, during the course of this Agreement, the Consultant becomes aware that the Consultant is under investigation by the FDA or any health regulatory authority for debarment action or is debarred, or otherwise restricted or disqualified;

(a)	the Consultant shall promptly inform the Company of such event and, upon the Company’s request, will assist the Company in conducting an inquiry or audit regarding the Services performed by the Consultant for the Company; and

(b)	the Company may in its sole discretion elect to terminate this Agreement with immediate effect.

Section 6 – Termination

6.1	The following terms and conditions apply to a termination of the engagement of the Consultant pursuant to this Agreement:

(a)	either Party may terminate this Agreement at any time upon 7 days’ written notice to the other Party;

(b)	either Party may terminate this Agreement immediately without notice or any payment in lieu of notice in the event of a material breach by the other Party of any term of this Agreement.

6.2	The Parties agree that the amount of notice provided herein is sufficient and in full satisfaction of any and all rights and entitlements that may arise pursuant to the termination of their engagement for whatever reason. The waiver by the Company of any breach by the Consultant of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the Consultant.

Section 7 – Confidentiality, Ownership of Material and Assignment of Intellectual Property Rights

7.1	The Consultant agrees to enter into a Confidentiality and Assignment of Inventions Agreement with the Company as attached in Attachment A to this Consulting Agreement.

Section 8- Non-Exclusive Services

8.1	The Company acknowledges and agrees that the Consultant is providing Services to the Company during the Term of this Agreement on a non-exclusive basis. The Company acknowledges that the Consultant may provide services to other companies.

Section 9 – Relationship between the Parties

9.1	In the performance of the Services under this Agreement, the Consultant is an independent contractor. The Parties acknowledge and agree that this Agreement is not intended and does not constitute or create an employment, agency, partnership, joint venture or any other relationship between the Consultant and the Company.

9.2	The Consultant agrees and acknowledges that the Consultant will not have the authority to enter into contracts on behalf of the Company, nor to legally bind the Company in any way, except with the prior written consent of the Company.

9.3	The manner and means by which the Consultant will provide the Services are under their sole and exclusive control, provided, however, that the Services meet the Company’s standards regarding quality and timeliness.

9.4	The Consultant will be wholly responsible for all taxes and other fees levied on the fees and services under this Agreement. Without limitation, the Consultant will make all statutory deductions, contributions and remittances, including, without limitations, federal and provincial sales tax, any taxes pursuant to the Income Tax Act, employment insurance, workers’ compensation, other similar levies, and all fines and penalties levied for failure to make payment.

9.5	The Consultant will indemnify and hold the Company harmless from:

(a)	any and all claims or demands that may be made by Canada Revenue Agency requiring the Company to pay income tax, penalties, interest or other charges under the Income Tax Act (Canada), the Income Tax Act (BC), the Employment Insurance Act (Canada), or similar statute of British Columbia or Canada in respect of any payments made to the Consultant for the provision of the Services, or in respect of deductions or remittances unpaid to any statutory agency; and

(b)	all costs, charges, legal fees and other expenses reasonably incurred by the Company, or its related or subsidiary companies in connection with defending any civil, criminal or administrative action, proceeding or other remedy taken against them with respect to the claims or demands set out in (a) above.

Section 10- General Provisions

10.1	Severability. Each provision of this Agreement constitutes a separate and distinct obligation and if any provision of this Agreement is determined to be void or unenforceable, in whole or in part, it will be deemed not to affect or impair the validity of any other obligation or provision.

10.2	Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and supersedes and replaces any and all other representations, understandings, negotiations, and previous agreements, written or oral, express or implied. The Parties do not rely upon or regard as being material any representations or other agreements not specifically incorporated into and made part of this Agreement.

10.3	Succession. This Agreement will enure to the benefit of and be binding upon each of the Company and the Consultant and their respective successors and assigns, and may not be assigned or transferred by either party except with the prior written consent of the other party.

10.4	Notices. Any notices to be given hereunder by either party to the other party may be effected in writing, either by personal delivery, by mail if sent certified, postage prepaid, with return receipt requested or by email upon acknowledgment of receipt. Mailed notices will be addressed to the parties at the address set out on the first page of this Agreement, or as otherwise specified from time to time. Mailed notice will be effective upon delivery. If emailed to the Consultant, at [* * * * *]or [* * * * *] and if emailed to the Company at [* * * * *].

10.5	Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

10.6	Survival. Notwithstanding the expiration or early termination of this Agreement, Sections 1.1, 1.2, 4.2, 6, 7, 9.4, 9.5 and this Section 10 shall survive any termination of this Agreement.

10.7	Governing Law. This Agreement will be governed by and construed, enforced and interpreted exclusively in accordance with the laws of the Province of British Columbia and the applicable laws of Canada therein.

10.8	Independent Legal Advice. The Consultant specifically confirms that the Consultant has been provided with the opportunity to retain independent legal advice prior to entering into this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the Effective Date.

SIGNED, SEALED AND DELIVERED by
Alexandra D. J. Mancini, President, TRUE NORTH
SYNERGY INC. in the presence of		/s/ Alexandra D. J. Mancini
ALEXANDRA D. J. MANCINI
Consultant
Witness Signature

Witness Name

Witness Address

Witness Occupation

INMED PHARMACEUTICALS INC.
by its authorized signatory:

Per:

/s/ Eric A. Adams
Name:	Eric A. Adams
Title:	President and CEO

Attachment A

Confidentiality and Assignment of Inventions Agreement

Effective Date: 1 July 2024

WHEREAS:

A.	In accordance with the terms of the Consulting Agreement between the Consultant and the Company dated 17 May 2024, the Consultant has agreed to execute this Confidentiality and Assignment of Inventions Agreement on the terms set out herein.

NOW THEREFORE for good and valuable consideration, including the consideration contemplated by the Consulting Agreement, the receipt and sufficiency of which is acknowledged by the Consultant, the Consultant and the Company agree as follows:

1	INTERPRETATION

The capitalized terms have the meanings ascribed to them in the Consulting Agreement, and the following terms have the following meanings:

(a)	“Affiliate” means, in respect of the Company, a company or other entity which directly or indirectly controls, is controlled by, or is under common control with, the Company. For the purposes of this definition, “control” means direct or indirect beneficial ownership of a greater than 50% interest in the income of such company or entity or such other relationship as, in fact, constitutes actual control.

(b)	“Business” or “Business of the Company” means:

(i)	researching, developing, commercializing, producing and marketing novel, cannabinoid-based and other pharmaceutical therapies to treat disease; or

(ii)	any other area in which the Company has an active research and development program on the date the Consultant’s engagement with the Company terminates and in connection with which the Consultant directly provided Services.

(c)	“Confidential Information” shall mean all information, knowledge, or data, whether in written, oral, electronic or other form, relating to the Business of the Company, whether or not conceived, originated, discovered or developed in whole or in part by the Consultant, that is not generally known to the public or to other persons who are not bound by obligations of confidentiality and:

(i)	from which the Company or its Affiliates derive economic value, actual or potential, from the information not being generally known; or

(ii)	in respect of which the Company or its Affiliates otherwise have a legitimate interest in maintaining secrecy;

and which, without limiting the generality of the foregoing, shall include:

(iii)	all proprietary information licensed to, acquired, used or developed by the Company and its Affiliates in its research and development activities (including but not restricted to the research and development of cannabinoid-based and other pharmaceutical therapeutics and delivery technology), other scientific strategies and concepts, designs, know-how, information, material, formulas, processes, research data and proprietary rights in the nature of copyrights, patents, trademarks, licenses and industrial designs;

(iv)	all information relating to the Business of the Company, and to all other aspects of the structure, personnel and operations of the Company and its Affiliates, including financial, clinical, regulatory, marketing, advertising and commercial information and strategies, customer lists, compilations, agreements and contractual records and correspondence; programs, devices, concepts, inventions, designs, methods, processes, data, know-how, unique combinations of separate items that is not generally known and items provided or disclosed to the Company or its Affiliates by third parties subject to restrictions on use or disclosure;

(v)	all know-how relating to the Business of the Company, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, and all applications, registrations, licenses, authorizations, approvals and correspondence submitted to regulatory authorities;

(vi)	all information relating to the businesses of competitors of the Company or its Affiliates, including information relating to competitors’ research and development, intellectual property, operations, financial, clinical, regulatory, marketing, advertising and commercial strategies, that is not generally known;

(vii)	all information provided to the Company or its Affiliates by their agents, consultants, lawyers, contractors, licensors or licensees and relating to the Business of the Company.

All Work Product shall be deemed to be the Company’s Confidential Information.

Notwithstanding the foregoing, “Confidential Information” does not include information which the Consultant can prove is information that was in the public domain at the date of disclosure to the Consultant, or thereafter entered the public domain through no fault of the Consultant (but only after it has entered the public domain) provided that any combination of information that is Confidential Information will not be included within the exception merely because parts of the information were within the public domain unless the whole of the combination itself was in the public domain.

(d)	“Intellectual Property” is used in its broadest sense and means and includes any statutory, common law, equitable, contractual or proprietary rights or interests, recognized currently or in future, in and to any Inventions, including, without limitation, rights and interests in and to the following:

(i)	knowledge, know-how and its embodiments, including trade secret information;

(ii)	patents in inventions, and all applications therefor;

(iii)	copyrights in artistic, literary, dramatic, musical, and neighbouring works, copyrightable works of authorship including technical descriptions for products, user guides, illustrations, advertising materials, computer programs, source code and object code, and all applications therefor;

(iv)	trademarks, service marks, tradenames, business names and domain names and all applications therefor;

(v)	industrial designs and all other industrial or intellectual property and all applications therefor; and

(vi)	all goodwill connected with the foregoing.

(e)	“Inventions” shall mean any and all inventions, discoveries, developments, enhancements, improvements, concepts, formulas, designs, processes, ideas, writings and other works, whether or not reduced to practice, and whether or not protectable under patent, copyright, trade secret or similar laws.

(f)	“Work Product” shall mean any and all Inventions and possible Inventions relating to the Business of the Company and which the Consultant may make or conceive, alone or jointly with others, during their involvement in any capacity with the Company, whether during or outside their regular working hours, except those Inventions made or conceived by the Consultant entirely on their own time that do not relate to the Business of the Company and do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, from or through their involvement in any capacity with the Company.

2	CONFIDENTIALITY

(a)	Property of the Company. The Company shall exclusively own all right, title and interest in and to the Confidential Information, whether or not created or developed by the Consultant.

(b)	Prior Business Confidential Information. The Consultant represents and warrants to the Company that the Consultant has not brought or used, and the Consultant covenants and agrees that the Consultant will not use or bring to the Company any confidential information of any kind whatsoever of any prior party other than the Company (the “Prior Business”) with whom the Consultant was previously involved, whether such involvement was as an employee, director or officer of that Prior Business, an investor in that Prior Business, a partner in that Prior Business, a consultant to that Prior Business or other relationship to that Prior Business (the “Prior Involvement”). The Company and the Consultant acknowledge and agree that the Company is not engaging the Consultant to obtain confidential information relating to any Prior Involvement and the Consultant acknowledges that the Company has advised the Consultant to comply with any and all legal obligations the Consultant may have to such Prior Business. The Consultant covenants and agrees to indemnify and hold the Company harmless from any and all loss, claims, damages, expenses and costs (including legal costs on a solicitor-client basis) of any kind whatsoever that the Company may suffer related to of any breach by the Consultant of their obligations to such Prior Business in that regard.

(c)	Basic Obligation of Confidentiality. The Consultant hereby acknowledges and agrees that the Company has disclosed and will continue to disclose to the Consultant, and that the Consultant has had and will continue to have access to Confidential Information. The Consultant will receive and hold all Confidential Information on the terms and conditions set out in this Attachment A. Except as otherwise expressly set out in this Attachment A, the Consultant will keep strictly confidential all Confidential Information and all other information belonging to the Company that the Consultant acquires, observes or is informed of, directly or indirectly, in connection with the Consultant’s involvement, in any capacity, with the Company both during and after this engagement in any capacity with the Company.

(d)	Non-Disclosure. Except with the prior written consent of the Company or as may be expressly required in the course of performing the Services, the Consultant will not at any time, either during or after their engagement in any capacity with the Company;

(i)	use or copy any Confidential Information or recollections thereof for any purpose other than the performance of the Services for the benefit of the Company and its Affiliates;

(ii)	publish or disclose any Confidential Information or recollections thereof to any person other than to employees of the Company and its Affiliates who have a need to know such Confidential Information in the performance of their duties for the Company or its Affiliates;

(iii)	permit or cause any Confidential Information to be used, copied, published, disclosed, translated or adapted except as otherwise expressly permitted by this Agreement; or

(iv)	permit or cause any Confidential Information to be stored off the premises of the Company, including permitting or causing such Confidential Information to be stored in electronic format on personal computers, except in accordance with written procedures of the Company, as amended from time to time in writing.

(e)	Taking Precautions. The Consultant will take all reasonable precautions necessary or prudent to prevent material in his possession or control that contains or refers to Confidential Information from being discovered, used or copied by third parties.

(f)	Control of Confidential Information and Return of Information. All physical materials produced or prepared by the Consultant containing Confidential Information, including, without limitation, records, devices, computer files, data, notes, reports, proposals, lists, correspondence, specifications, drawings, plans, materials, accounts, reports, financial statements, estimates and all other materials prepared in the course of his responsibilities to or for the benefit of the Company or its Affiliates, together with all copies thereof (in whatever medium recorded), shall belong exclusively to the Company, and the Consultant will promptly turn over to the Company’s possession every original and copy of any and all such items in his possession or control upon request by the Company. If the material is such that it cannot reasonably be delivered, upon request from the Company, the Consultant will provide reasonable evidence that such materials have been destroyed, purged or erased.

(g)	Purpose of Use. The Consultant agrees that they will use Confidential Information only for purposes authorized or directed by the Company.

(h)	Exemptions. The obligations of confidentiality set out in this Section 2 will not apply to

(i)	information required by operation of law, court order or government agency to be disclosed, provided that:

(ii)	in the event that the Consultant is required to disclose such information or material, upon becoming aware of the obligation to disclose, unless prohibited by law the Consultant will provide to the Company prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement;

(iii)	if the Company agrees that the disclosure is required by law, it will promptly give the Consultant written authorization to disclose the information for the required purposes only;

(iv)	if the Company promptly informs the Consultant that the Company does not agree that the disclosure is required by law, this Agreement will continue to apply, except to the extent that a Court of competent jurisdiction orders otherwise; and

(v)	if a protective order or other remedy is not obtained or if compliance with this Agreement is waived, the Consultant will furnish only that portion of the Confidential Information that is legally required and will exercise all reasonable efforts to obtain confidential treatment of such Confidential Information.

3	INTELLECTUAL PROPERTY RIGHTS

(a)	Property of the Company: All Inventions and Work Product will be the sole and exclusive property of the Company.

(b)	Notice of Invention. The Consultant will promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of their involvement, in any capacity with the Company and from which there is a reasonable basis to believe that Intellectual Property may be derived therefrom, whether or not developed before or after execution of this Agreement. On their ceasing to be engaged by the Company for any reason whatsoever, the Consultant will immediately deliver up to the Company all Work Product.

(c)	Assignment of Rights. The Consultant will irrevocably assign, and does hereby irrevocably assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, all of their right, title and interest in and to all Work Product, including all Intellectual Property rights therein. To the extent that the Consultant retains or acquires legal title to any such Intellectual Property rights and interests, the Consultant hereby declares and confirms that such legal title is and will be held by them only as trustee and agent for the Company or the Company’s designee until such time as the Consultant is able to execute a binding assignment of such rights. The Consultant agrees that the Company’s rights hereunder shall attach to all Intellectual Property rights in their Work Product, notwithstanding that it may be perfected or reduced to specific form after they have terminated their relationship with the Company. The Consultant further agrees that the Company’s rights hereunder are worldwide rights and are not limited to Canada, but shall extend to every country of the world.

(d)	Moral Rights. Without limiting the foregoing, the Consultant hereby irrevocably waives any and all moral rights worldwide, including without limitation those arising under the Copyright Act (Canada), as amended, or any successor legislation of similar force and effect or similar legislation in other applicable jurisdictions or at common law that they may have with respect to all Work Product, and agrees never to assert any moral rights which they may have in the Work Product, including, without limitation, the right to the integrity of the Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution, and the Consultant further confirms that the Company may use or alter any Work Product as the Company sees fits in its absolute discretion.

(e)	Goodwill. The Consultant hereby agrees that all goodwill that the Consultant has established or may establish with clients, customers, suppliers, principals, shareholders, investors, collaborators, strategic partners, licensees, contacts or prospects of the Company relating to the Business of the Company (or of its partners, subsidiaries or affiliates), both before and after the Effective Date, shall be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.

(f)	Assistance. The Consultant hereby agrees to reasonably assist the Company, at the Company’s request and expense, in:

(i)	making patent applications for all Work Product, including instructions to lawyers and/or patent agents as to the characteristics of the Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favour of the Company for such applications;

(ii)	making applications for all other forms of Intellectual Property registration relating to all Work Product;

(iii)	prosecuting and maintaining the patent applications and other Intellectual Property relating to all Work Product; and

(iv)	registering, maintaining and enforcing the patents and other Intellectual Property registrations relating to all Work Product.

(v)	If the Company is unable for any reason to secure the Consultant’s signature with respect to any Work Product including, without limitation, to apply for or to pursue any application for any patents or copyright registrations covering such Work Product, then the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as their agent and attorney-in-fact, to act for and in their behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Work Product with the same legal force and effect as if executed by them.

(g)	Assistance with Proceedings. The Consultant will reasonably assist the Company, at the Company’s request and expense, in connection with any defence to an allegation of infringement of another person’s intellectual property rights, claim of invalidity of another person’s intellectual property rights, opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to Intellectual Property or applications for registration thereof.

(h)	Commercialization. The Consultant understands that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due or payable to him as a result of the Company’s efforts to commercialize or market any such Work Product.

(i)	Prior Business Intellectual Property. The Consultant represents and warrants to the Company that they have not brought or used, and the Consultant covenants and agrees that they will not use or bring to the Company any Intellectual Property of any kind whatsoever of any Prior Business with whom the Consultant had a Prior Involvement or any Intellectual Property directly owned by the Consultant. The Company and the Consultant acknowledge and agree that the Company is not engaging the Consultant to obtain Intellectual Property relating to any Prior Involvement and the Consultant acknowledges that the Company has advised the Consultant to comply with any legal obligations the Consultant may have to such Prior Business. The Consultant covenants and agrees to indemnify and hold the Company harmless from any and all losses, claims, damages, expenses, and costs (including legal costs on a solicitor-client basis) of any kind whatsoever that the Company may suffer related to any breach by the Consultant of his obligations to such Prior Business in that regard.

4	PUBLICITY

The Consultant shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or any Confidential Information.

5	FURTHER ASSURANCES

The Parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Attachment A.

6	FIDUCIARY STATUS

The provisions of this Attachment A are additional to and do not amend, replace or otherwise reduce the Consultant’s fiduciary obligations at law or equity.

7	TERMINATION OF ENGAGEMENT / SURVIVAL

(a)	The covenants in this Attachment A apply regardless of which Party initiated the termination of the Consultant’s engagement or the reasons for the termination of the Consultant’s engagement.

(b)	If the engagement of the Consultant is terminated for any reason by the Consultant or the Company and there is any dispute with respect to whether any obligations have been breached or to what extent compensation or other entitlements are owing to the Consultant then despite the dispute and whether the Company is, or is later determined to be, otherwise in compliance with the terms and conditions of the Consultant’s engagement, the Consultant will at all times remain bound by the obligations set out in this Attachment A.

(c)	This Attachment A will survive the termination of engagement of the Consultant for any reason and will continue in full force and effect.

8	NO CONFLICTING OBLIGATIONS

The Consultant hereby represents and warrants that the Consultant has no agreements with or obligations to any other person with respect to the matters covered by this Attachment A or concerning the Confidential Information that are in conflict with anything in this Attachment A.

9	SEVERABILITY

For the purposes of section 10.6 of the Consulting Agreement, each covenant or obligation set out in this Attachment A is a separate and distinct provision.

10	INDEPENDENT LEGAL ADVICE

The Consultant agrees that the Consultant has obtained or has had an opportunity to obtain independent legal advice in connection with this Attachment A, and further acknowledges that the Consultant has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

Agreed:	/s/ Alexandra D.J. Mancini	Date: 17 May 2024
Alexandra D.J. Mancini, President, TRUE NORTH SYNERGY INC., Consultant

Agreed:	Eric A. Adams	Date: 17 May 2024
Eric A. Adams
INMED PHARMACEUTICALS INC.